Exhibit 21.1
SUBSIDIARIES OF THE COMPANY
Arizona Public Service Company
APS Foundation, Inc.
AXIOM Power Solutions, Inc.
Bixco, Inc.
Powertree Carbon Company, LLC
PWENewco, Inc.
APSES Holdings, Inc.
APS Energy L.P.
APS Energy Services Company, Inc.
Apex Power LLC
Northwind Phoenix LLC
Tucson District Energy LLC
Crest Power, LLC
SunCor Development Company
SunCor Golf, Inc.
Westworld Golf Course, L.L.C.
Golden Heritage Homes, Inc.
Golden Heritage Construction, Inc.
Golden Heritage Construction Nevada, LLC
HFS Mortgage, L.L.C. (formerly Heritage Financial Services, LLC)
SCM, Inc.
SunCor Realty & Management Company
Palm Valley Golf Club, Inc.
Rancho Viejo de Santa Fe, Inc.
Ranchland Utility Company
SunCor Idaho, Inc.
Avimor, LLC (formerly SunCor Idaho, LLC)
Type Two, Inc.
StoneRidge- Prescott Valley, L.L.C.
StoneRidge Golf Course, LLC
Hayden Ferry Lakeside East Joint Committee, Inc.
Hayden Ferry Lakeside II, L.L.C.
Hayden Ferry Lakeside III, L.L.C.
Hayden Ferry Lakeside, L.L.C.
Lakeside Residential Communities, L.L.C.
Edgewater at Hayden Ferry Lakeside, L.L.C.
BV at Hayden Ferry Lakeside, L.L.C.
Waterford at Hayden Ferry Lakeside, L.L.C.
Club West Golf Course LLC
SunRidge Canyon, L.L.C.
Sedona Golf Resort, L.C.
Kabuto SunCor Joint Venture
Centrepoint Associates, L.L.C.
Hidden Hills of Scottsdale, L.C.

Talavi Associates, L.L.C.
Coral Canyon Town Center, L.L.C.
Coral Canyon HD, L.L.C.
Foothills Sewer Company
Highland Water Company
Palm Valley Professional Plaza, LLC
Riverside Distribution Center, LLC
SDC Prescott Valley, LLC
SDC Prescott, LLC
StoneRidge Commercial, L.L.C.
SunCor New Mexico, Inc.
SunCor Albuquerque, LLC
SunCor Construction NM, LLC
El Dorado Investment Company
Aegis Technologies, Inc.
Underground Imaging Technologies, LLC
AZ PB Partnership
El Dorado Ventures III
Phoenix Downtown Theater LLC
Nxt Phase Corporation
Acoustic Locating Services, LLC
Arizona Business Accelerator
PowerOneData, Inc.
Severon Corporation
Pinnacle West Energy Corporation
GenWest, LLC
APACS Holdings LLC